Exhibit 12

UNITRIN INC. AND SUBSIDIARIES

COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

(Dollars in Millions)

	YEAR ENDED DECEMBER 31,
	2005		2004		2003		2002		2001
Income (Loss) before Income Taxes and Equity in Net Income (Loss) of Investees	$332.9		$335.5		$158.9		$(24.6)		$542.5
Dividend from Investee	—		—		—		—		1.7
Fixed Charges, Excluding Capitalized Interest	72.1		66.8		61.0		52.9		56.8

Adjusted Earnings before Income Taxes and Fixed Charges	$405.0		$402.3		$219.9		$28.3		$601.0

Interest	$69.8		$64.4		$58.7		$51.0		$55.2
Rental Factor	2.3		2.4		2.3		1.9		1.6
Capitalized Interest	—		—		—		—		—

Total Fixed Charges	$72.1		$66.8		$61.0		$52.9		$56.8

Ratio of Earnings to Fixed Charges	5.6	x	6.0	x	3.6	x	0.5	x	10.6	x

The ratios of earnings to fixed charges have been computed on a consolidated basis by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and a factor for interest included in rent expense. Income (Loss) before Income Taxes and Equity in Net Income (Loss) of Investees has the meaning as set forth in our Consolidated Statement of Income included in our report on Form 10-K for the year ended December 31, 2005.